Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

For Immediate Release

December 15, 2005

$300 MILLION UNSECURED CREDIT FACILITY ANNOUNCED

BY COMMERCIAL NET LEASE REALTY, INC.

Term Extended to 2009 and Pricing Reduced to LIBOR + 80 Basis Points

Orlando, Florida, December 15, 2005 - Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, announced today that it has amended its existing unsecured credit facility, extending its maturity to May 2009, reducing the facility’s interest rate to LIBOR plus 80 basis points and increasing its borrowing capacity from $225 million to $300 million. The new facility also provides for a competitive bid option for up to 50% of the facility amount.

Wachovia Securities, Inc. acted as the Sole Lead Arranger and Book Manager. Titled Agents include Wachovia Bank as the Administrative Agent, AmSouth Bank and Wells Fargo Bank as the Syndication Agents, and Bank of America and SunTrust Bank as Documentation Agents. Other participating institutions include Comerica Inc., PNC Bank, Branch Banking and Trust Company, US Bank, Chevy Chase Bank, Citicorp North America, Inc., and Fifth Third Bank.

Kevin B. Habicht, Executive Vice President and Chief Financial Officer, noted, “Increasing borrowing capacity and financial flexibility while reducing pricing and renewing this facility several months early is an important accomplishment for the Company. We are very appreciative of the bank group’s continued support and confidence in the Company.”

Commercial Net Lease Realty invests primarily in high-quality, retail properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. As of September 30, 2005, the Company owned 464 Investment Properties in 41 states with a gross leasable area of approximately 9.0 million square feet. These Investment Properties are leased to 172 corporations in 60 industry classifications.

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450 S. Orange Avenue, Suite 900 Orlando, FL 32801 (800) NNN-REIT (407) 265-7348 Fax: (407) 650-1044 www.nnneit.com NYSE:NNN